UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 22, 2014

PEABODY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri		63101-1826
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 314-342-3400

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
On January 22, 2014, Peabody Energy Corporation (the "Company") entered into an indemnification agreement (the "Agreement") with Michael W. Sutherlin, who was elected to the Company’s Board of Directors (the “Board”) on January 22, 2014 (see Item 5.02(d) below). The Agreement is identical to the indemnification agreements with all other directors and certain senior executive officers of the Company, the form of which was filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

Pursuant to the Agreement, to the fullest extent permitted by Delaware law, the Company will indemnify Mr. Sutherlin against any action, suit or proceeding by reason of the fact that he is or was or has agreed to serve as a director, officer, employee or agent of the Company, or to serve at the request of the Company as a director, officer, employee or agent of another entity, including any action alleged to have been taken or omitted in such capacity. The indemnification extends to any threatened, pending or completed action, whether civil, criminal, administrative or investigative, and covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred. The indemnification is subject to various terms and conditions, and will only be provided if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to various terms and conditions, the Agreement also provides for advancement of expenses, including attorneys' fees, incurred in defending any action, suit or proceeding, as well as contribution in circumstances in which indemnification is held by a court to be unavailable.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On January 22, 2014, the Board, upon recommendation of its Nominating and Corporate Governance Committee, elected Michael W. Sutherlin to fill a vacancy on the Board. The Board has not yet determined the Board committees on which Mr. Sutherlin will serve.

Mr. Sutherlin served as the President and Chief Executive Officer of Joy Global Inc. (“Joy”), a mining equipment and services provider, from 2006 to December 2013 and will continue as an employee of Joy through January 31, 2014. The Company purchases mining equipment and services from Joy and its subsidiaries in the ordinary course of its business. Mr. Sutherlin, given his previous position as President and Chief Executive Officer of Joy, may be deemed to have been a related party with an indirect material interest in these transactions. During 2013, the Company paid Joy and its subsidiaries approximately $81.3 million for mining equipment and services. The Company expects to continue to purchase mining equipment and services from Joy and its subsidiaries in 2014.

There is no arrangement or understanding between Mr. Sutherlin and any other persons pursuant to which he was selected as a director.

Mr. Sutherlin will receive compensation as a non-employee director in accordance with the Company's non-employee director compensation program. Annual compensation of non-employee directors is currently comprised of cash compensation, consisting of annual board and committee chair retainers, and equity compensation, consisting of deferred stock unit awards. Each of these components is described in more detail below.

Non-employee directors receive an annual cash retainer of $110,000. The Chairpersons of the Audit Committee and the Compensation Committee each receive an additional annual $15,000 cash retainer, and the Chairpersons of the Health, Safety, Security and Environmental Committee and the Nominating and Corporate Governance Committee each receive an additional annual $10,000 cash retainer. Non-employee directors do not receive meeting attendance fees.

Non-employee directors may elect to receive their total annual cash retainer in the form of additional deferred stock units (based on the fair market value of the Company’s Common Stock on the date of grant). The additional grant of deferred stock units is subject to the same grant timing, vesting and distribution date elections as the annual equity compensation grant described below.

The Company pays travel and accommodation expenses of non-employee directors to attend meetings and other corporate functions. Non-employee directors may be accompanied by a spouse/partner when traveling on Company business on Company aircraft or charter aircraft. Non-employee directors also have the opportunity to participate in the Company’s charitable contribution matching gifts program at the same level and guidelines afforded to full-time employees.

Non-employee directors receive annual equity compensation valued at $130,000, awarded in deferred stock units (based on the fair market value of the Company’s Common Stock on the date of grant). The deferred stock unit awards fully vest on the first anniversary of the date of grant in monthly vesting installments and are converted into shares of Common Stock on the specified distribution date elected by each non-employee director. In the event of a change in control of the Company (as defined in the Company’s Long-Term Equity Incentive Plan), any unvested deferred stock units will vest on an accelerated basis. The deferred stock units also provide for accelerated vesting in the event of death or disability or separation from service due to the non-employee director reaching the end of his or her elected term and either (a) being ineligible to run for an additional term on the Board as a result of reaching age seventy-five (75) or (b) having completed three years of service as a non-employee director and the current Board term for which he or she was elected.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

January 28, 2014	By:	/s/ Kenneth L. Wagner
Name: Kenneth L. Wagner
Title: Vice President, Assistant General
Counsel and Assistant Secretary

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